UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2006
COMPLETE PRODUCTION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32058 (Commission File Number)	72-1503959 (IRS Employer Identification No.)

11700 Old Katy Road, Suite 300 Houston, Texas (Address of principal executive offices)		77079 (Zip Code)
Registrant’s telephone number, including area code: (281) 372-2300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement
     On November 29, 2006, Complete Production Services, Inc., a Delaware corporation (“Complete”), along with the subsidiary guarantors named therein, entered into a Purchase Agreement (the “Purchase Agreement”) with the initial purchasers named therein (collectively, the “Initial Purchasers”) to issue and sell, and the Initial Purchasers have agreed, to purchase, $650 million aggregate principal amount of 8.0% Senior Notes due 2016 (the “Notes”) in accordance with a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers have agreed to purchase the Notes from Complete at a purchase price of 98.25% of the aggregate principal amount of the Notes. The Notes are expected to be issued under an indenture dated as of December 6, 2006.
     The Purchase Agreement provides that the holders of the Notes will be entitled to the benefits of a registration rights agreement, pursuant to which Complete will agree to file a registration statement with the Securities and Exchange Commission registering the resale of the Notes under the Securities Act.
     The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby Complete and its guarantor subsidiaries, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities.
Item 8.01 Other Events
     On November 29, 2006, Complete Production Services, Inc. (the “Company”) issued a press release announcing that it has priced its private offering of $650 million of Senior Notes due 2016. The notes will bear interest at a rate of 8.0% per annum. The Company expects to close the offering December 6, 2006, subject to customary closing conditions. A copy of this press release is included herein as Exhibit 99.1 and incorporated in this Item 8.01 by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
      99.1      Press Release issued on November 29, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 29, 2006

Complete Production Services, Inc.
By:	/s/ J. Michael Mayer
J. Michael Mayer
Senior Vice President and Chief Financial Officer

COMPLETE PRODUCTION SERVICES, INC.
EXHIBIT INDEX TO FORM 8-K

EXHIBIT NO.	ITEM

99.1	Press release issued on November 29, 2006